Exhibit 99.1

Buckeye’s First Quarter FY 2013 Results

1Q Sales down 15% versus year-ago quarter

Foley outage reduced 1Q EPS by $0.04; Sales by $17 million

Gross margin improved to 25.4% vs. 24.3% in 1Q-12

Adjusted 1Q EPS* of $0.62 compared to a record $0.74 in 1Q-FY12

MEMPHIS, Tenn.--(BUSINESS WIRE)--October 23, 2012--Buckeye Technologies Inc. (NYSE:BKI) today announced first quarter net sales of $197 million and adjusted net income* of $24.6 million or $0.62 per share. Net sales for the quarter were down $35 million or 15% compared to the year ago quarter, mainly due to lost sales resulting from the June steam drum failure outage at our Foley facility and weaker demand in some of our wood and cotton specialty fibers markets. The sale of the Merfin Systems converting business in the third quarter of fiscal 2012 accounted for $5 million of the year over year reduction in net sales.

Adjusted operating income of $39.0 million was down $4.4 million compared to the year ago quarter on lower sales volumes, although gross margin was very strong at 25.4% for the quarter compared to 24.3% in the year ago quarter, driven by margin improvements at our cotton cellulose and nonwovens plants. The June outage at our Foley mill had a negative impact of $2.2 million on first quarter operating income and $0.04 on EPS. Selling, general and administrative (SRA) expenses of $13.2 million were up $0.8 million year over year due to growth initiative consulting and legal fees incurred during the quarter.

Adjusted net income* of $24.6 million, or $0.62 per share, excludes net income of $5.5 million or $0.14 per share relating to the cellulosic biofuel credit and after-tax restructuring charges of $0.6 million or $0.02 per share. Adjusted net income* was down $5.3 million or $0.12 per share compared to the prior year period’s $29.9 million or $0.74 per share, which excluded net income of $11.2 million or $0.28 per share relating to the cellulosic biofuel credit. The year over year reduction in adjusted net income was driven by the drop in adjusted operating income mentioned above as well as by a higher effective tax rate.

Comparing the first quarter of fiscal year 2013 to the fourth quarter of fiscal 2012, sales were down $28 million or 12%. This was mainly due to a $27 million reduction in sales from the Foley specialty wood fibers facility, as shipments were impacted by the June outage and demand softness in some markets. Adjusted operating income was down $1.3 million due to lower shipment volume and unfavorable mix at Foley, and higher SRA expenses. These were partly offset by higher operating income from our Memphis specialty cotton fibers plant and our Nonwovens segment. The net impact of the June outage was $1.9 million less in Q1 than in Q4. Adjusted EPS* of $0.62 was down $0.04 versus the fourth quarter due to lower adjusted operating income and a higher effective tax rate.

Free cash flow* was negative $21 million for the quarter and long-term debt increased by $23 million to $82 million, as the Company repaid $28 million of alternative fuel mixture credits which will be traded for higher value cellulosic biofuel credits. We currently expect to realize about $40 to $45 million in positive cash flow over the next three quarters relating to the cellulosic biofuel credit. Capital spending continues to be at a high level as Buckeye continues work on a couple of large high return projects. At the end of the quarter our cash and short term investments stood at $48 million. Inventories were up $25 million during the quarter, with about half of that coming from planned restocking after the June outage at Foley and the other half due to weaker demand in some markets. Share repurchases were very limited in the first quarter, but have picked up again in October, as we have repurchased about 290,000 shares for $8.9 million in October through today.

Chairman and Chief Executive Officer John B. Crowe said, “Our first quarter fiscal 2013 financial results came in as we expected, except that the impact of the June outage at Foley on the quarter was less than expected. We are experiencing some weaker conditions in a few of the specialty fibers markets, namely in tire cord, auto filtration and fluff pulp. We are seeing positive signs as well, though, in the LCD/LED markets for our cotton specialty fibers, where we see growth returning in 2013, and in nonwovens, where our shipment volume is up year over year. We were pleased to see our gross margin improve to above 25% in the quarter. During the quarter, we made good progress on our Specialty Expansion Project and the Oxygen Delignification Project at our Florida wood fibers facility. Both are important projects and are expected to come on-line in April and July 2013 respectively, and will be key contributors for revenue growth and cost reduction. In our Nonwovens business, we continue to work toward transitioning the supply of our current customers from our Delta facility to our other two Nonwovens facilities following the Delta closure, which remains on schedule for December 2012.”

Mr. Crowe went on to say, “While the headwinds we forecasted in August did arrive, we are committed to disciplined execution of our strategy. With continued strong cash flow and a strong balance sheet, we are well-positioned to continue to provide shareholder value and to meet the challenges of a sluggish economy over the next couple of quarters.”

Buckeye has scheduled a conference call for Wednesday morning, October 24, at 11:00 a.m. ET to discuss first quarter performance. Persons interested in listening by telephone may dial in at (800) 768-6570 within the United States. International callers should dial (785) 830-1942. Supplemental material for the call will be available on the Company’s website at www.bkitech.com or at www.streetevents.com.

Buckeye, a leading manufacturer and marketer of specialty fibers and nonwoven materials, is headquartered in Memphis, Tennessee, USA. The Company currently operates facilities in the United States, Germany, and Canada. Its products are sold worldwide to makers of consumer and industrial goods.

Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws and is intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” generally can be identified by the use of forward-looking terminology such as “assumptions,” “target,” “guidance,” “outlook,” “plans,” “projection,” “may,” “will,” “would,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “potential,” or “continue (or the negative or other derivatives of each of these terms or similar terminology). The “forward-looking statements” include, without limitation, statements regarding the economic outlook for Buckeye and the demand for its products, the results and timing of Buckeye’s strategic investments and growth opportunities and expected levels of cash flow and debt reduction. These statements are based on management’s estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those projected as a result of certain factors. A discussion of factors that could cause results to vary is included in Buckeye’s Annual Report on Form 10-K and other periodic filings with the Securities and Exchange Commission.

Note Regarding Non-GAAP Financial Measures

*This release includes certain financial information not derived in accordance with generally accepted accounting principles (“GAAP”). The non-GAAP measures presented are “adjusted operating income,” “adjusted net income,” “adjusted earnings per share,” “free cash flow” and are equal to net income, pre-tax income, operating income and earnings per share excluding the after-tax effects of alternative fuel mixture credits (AFMC) and cellulosic biofuel credits (CBC), goodwill and long-term asset impairment cost, and restructuring cost.

($ in Millions)	Q1-2013	Q1-2012	Q4-2012
Operating income
Operating income in accordance with GAAP	38.0	43.4	40.0
Special items:
Restructuring costs	1.0	---	---
Asset and Goodwill impairment	---	---	0.3
Adjusted operating income (Excludes Americana)	39.0	43.4	40.3

Net income
Net income in accordance with GAAP	29.5	41.1	28.5
Special items, after-tax:
Restructuring costs	0.6	---	1.2
AFMC / CBC	(5.5)	(11.2)	(3.3)
Asset and Goodwill impairment	---	---	(0.2)
Adjusted net income	24.6	29.9	26.2

Earnings per share (EPS)
EPS in accordance with GAAP	$0.74	$1.03	$0.71
Special items, after-tax, per share:
Restructuring costs	0.02	---	0.03
AFMC / CBC	(0.14)	(0.29)	(0.08)
Asset and Goodwill Impairment	---	---	---
Adjusted EPS	$0.62	$0.74	$0.66

($ in Millions)	Q1-2013	Q1-2012	Q4-2012
Free Cash Flow
Net cash provided by operating activities	3.7	28.5	87.4
Purchases of property, plant & equipment / Other	(28.1)	(10.8)	(38.9)
Proceeds from insurance settlement related to capital investments	3.1
Proceeds from sale of assets	---	---	6.1
Free Cash Flow	(21.3)	17.7	54.6

Loss from Discontinued Operations

*As a result of the disposition of our Americana operations in Q4 2012 and resulting end to our continuing involvement with the inclusion of the waste water treatment facilities in the assets that were sold, we believe the results of the operations for this business, including the loss recognized from the sale and less applicable income taxes (benefit), should be reported in discontinued operations in our consolidated income statement. The table below shows the detail behind the loss from discontinued operations for each period reported in the press release financial statements.

($ in Millions)	Q1-2013	Q1-2012	Q4-2012
Net Sales	0.0	8.6	0.0
COGS	0.0	8.0	0.3
Gross Margin	0.0	0.6	(0.3)
Asset Impairment Cost	0.0	0.0	0.1
Restructuring Costs	0.0	0.0	1.8
Operating Income	0.0	0.6	(2.2)
Net Interest Expense (Income)	0.0	(0.1)	(0.1)
Foreign Exchange & Other	0.0	0.1	0.3
Earnings before Tax	0.0	0.6	(2.4)
Income tax expense (Benefit)	0.0	0.0	(0.5)
Income (Loss) from Discontinued Operations	0.0	0.6	(1.9)

BUCKEYE TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share data)

	Three Months Ended
	September 30, 2012	June 30, 2012	September 30, 2011

Net sales	$196,958	$224,940	$231,462
Cost of goods sold	146,838	171,877	175,196
Gross margin	50,120	53,063	56,266
Gross margin as a percentage of sales	25.4%	23.6%	24.3%

Selling, research and administrative expenses	13,188	12,257	12,339
Amortization of intangibles and other	508	510	496
Asset impairment loss	-	329	-
Restructuring costs	963	-	-
Other operating income	(2,528)	-	-

Operating income (loss)	37,989	39,967	43,431

Net interest expense and amortization of debt costs	(641)	5,211	(3,449)
Foreign exchange and other	(363)	301	642
Income from continuing operations before income taxes	36,985	45,479	40,624
Income tax expense	7,494	15,075	101
Income from continuing operations	29,491	30,404	40,523
Loss from discontinued operations, net of tax	-	(1,889)	584
Net Income	$29,491	$28,515	$41,107

Computation of diluted earnings per share under the two-class method:

Net income attributable to shareholders	$29,491	$28,515	$41,107
Less: Distributed and undistributed income allocated to participating securities (nonvested stock)	(337)	(341)	(606)
Distributed and undistributed income available to shareholders	$29,154	$28,174	$40,501

Diluted weighted average shares outstanding	39,255	39,466	39,839

Income per share from continuing operations	$0.74	$0.76	$1.02
Loss per share from discontinued operations	-	(0.05)	0.01
Diluted earnings per share	$0.74	$0.71	$1.03

BUCKEYE TECHNOLOGIES INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30	June 30	September 30
	2012	2012	2011
Current assets:
Cash and cash equivalents	$39,196	$38,284	$32,794
Short term investments	9,051	8,813	-
Accounts receivable, net	131,212	126,705	135,322
Inventories	114,948	90,183	101,588
Deferred income taxes and other	27,893	25,697	11,396
Total current assets	322,300	289,682	281,100

Property, plant and equipment, net	508,683	492,109	514,743
Goodwill	-	-	2,425
Deferred income taxes	50,144	42,427	44,970
Intellectual property and other, net	12,572	13,193	29,026
Total assets	$893,699	$837,411	$872,264

Liabilities and stockholders' equity
Current liabilities:
Trade accounts payable	$30,775	$40,600	$37,728
Accrued expenses	38,632	43,135	60,418
Total current liabilities	69,407	83,735	98,146

Long-term debt	81,842	58,578	90,351
Deferred income taxes	16,385	4,930	5,438
Other liabilities	90,497	87,132	87,374
Stockholders' equity	635,568	603,036	590,955
Total liabilities and stockholders' equity	$893,699	$837,411	$872,264

BUCKEYE TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(In thousands)

	Three Months Ended
	September 30, 2012	June 30, 2012	September 30, 2011
OPERATING ACTIVITIES
Net income (loss)	$29,491	$28,515	$41,107
Adjustments to reconcile net income to net cash provided by operating activities:
Asset impairment loss	-	465	-
Depreciation	12,242	12,091	13,026
Amortization	663	665	651
Deferred income taxes	1,608	1,253	(13,632)
Noncurrent AFMC refund payable	3,288	(3,648)	15,462
Loss on disposal of equipment	529	954	283
Insurance settlement	(2,528)	-	-
Provision for bad debts	104	37	555
Excess tax benefit from stock based compensation	(1,048)	(1,367)	(765)
Stock-based compensation expense	1,340	868	966
Other	20	2,107	(112)
Change in operating assets and liabilities
Accounts receivable	16,121	3,114	(1,462)
Income tax receivable	(20,525)	-	-
Inventories	(24,043)	20,227	(12,447)
Other assets	(131)	(2,889)	359
Accounts payable and other liabilities	(13,395)	24,977	(15,527)
Net cash provided by operating activities	3,736	87,369	28,464

INVESTING ACTIVITIES
Purchases of property, plant & equipment	(28,103)	(38,734)	(10,713)
Proceeds from sale of assets	-	6,085	-
Short term investments	-	(9,213)	-
Proceeds from insurance settlement related to capital investments	3,071	-	-
Other	(17)	(128)	(51)
Net cash used in investing activities	(25,049)	(41,990)	(10,764)

FINANCING ACTIVITIES
Net borrowings (payments) under line of credit	23,264	(11,561)	(6,570)
Excess tax benefit from stock based compensation	1,048	1,367	765
Purchase of treasury shares	(28)	(22,327)	(8,648)
Net proceeds from sale of equity interests	874	253	638
Payment of dividend	(3,148)	(3,164)	(2,410)
Other	(864)	(1,057)	(469)
Net cash used in financing activities	21,146	(36,489)	(16,694)

Effect of foreign currency rate fluctuations on cash	1,079	(7,773)	1,294

Increase in cash and cash equivalents	912	1,117	2,300
Cash and cash equivalents at beginning of period	38,284	37,167	30,494
Cash and cash equivalents at end of period	$39,196	$38,284	$32,794

BUCKEYE TECHNOLOGIES INC.
SUPPLEMENTAL FINANCIAL DATA
(unaudited)
(In thousands)

	Three Months Ended
SEGMENT RESULTS	September 30, 2012	June 30, 2012	September 30, 2011
Specialty Fibers
Net sales	$143,311	$170,950	$174,817
Operating income (a)	37,072	39,106	43,245
Depreciation and amortization (b)	7,709	7,670	7,694
Total assets	505,281	487,764	520,636
Capital expenditures	25,264	33,368	8,985

Nonwoven Materials
Net sales	$58,374	$61,827	$64,685
Operating income (a)	5,522	3,626	2,328
Depreciation and amortization (b)	4,087	3,945	4,217
Total assets	188,297	182,924	198,576
Capital expenditures	1,885	4,171	1,689

Corporate
Net sales	$(4,727)	$(7,837)	$(8,040)
Operating income (loss) (a)	(4,605)	(2,765)	(2,142)
Depreciation and amortization (b)	954	987	946
Total assets	200,121	166,723	153,052
Capital expenditures	954	1,195	39

Total
Net sales	$196,958	$224,940	$231,462
Operating income (a)	37,989	39,967	43,431
Depreciation and amortization (b)	12,750	12,602	12,857
Total assets	893,699	837,411	872,264
Capital expenditures	28,103	38,734	10,713

(a) The corporate segment includes operating elements such as segment eliminations, amortization of intangibles, impairment of long-lived assets, goodwill impairment, alternative fuel mixture credits, charges related to restructuring, unallocated at-risk compensation and unallocated stock-based compensation for executive officers and certain other employees. Corporate net sales represents the elimination of intersegment sales included in the specialty fibers reporting segment.

(b) Depreciation and amortization includes depreciation, depletion and amortization of intangibles.

	Three Months Ended
ADJUSTED EBITDA	September 30, 2012	June 30, 2012	September 30, 2011

Net income	$29,491	$28,515	$41,107
Elimination of discontinued operations	-	1,889	(584)
Income tax expense (benefit)	7,494	15,075	101
Interest expense	535	(5,296)	3,348
Amortization of debt costs	155	155	155
Depreciation, depletion and amortization	12,750	12,601	12,857
EBITDA	50,425	52,939	56,984
Asset impairments	-	329	-
Restructuring	963	-	-
Non cash charges	531	803	300
Adjusted EBITDA	$51,919	$54,071	$57,284

We calculate EBITDA as earnings before cumulative effect of change in accounting plus interest expense, income taxes and depreciation and amortization. Adjusted EBITDA further adjusts EBITDA by adding back the following items: asset impairment charges, goodwill impairment, restructuring charges incurred since the inception of the current credit facility, non-cash charges and other (gains) losses and deducting any non-cash expense associated with alternative fuel mixture credits. You should not consider adjusted EBITDA to be an alternative measure of our net income, as an indicator of operating performance; or our cash flow, as an indicator of liquidity. Adjusted EBITDA corresponds with the definition contained in our US revolving credit facility, established on October 22, 2010, and it provides useful information concerning our ability to comply with debt covenants. Although we believe adjusted EBITDA enhances your understanding of our financial condition, this measure, when viewed individually, is not a better indicator of any trend as compared to other measures (e.g., net sales, net earnings, net cash flows, etc.). Prior period amounts have been adjusted to conform to the definition contained in our new credit facility.

CONTACT:
Buckeye Technologies Inc.
Steve Dean, 901-320-8352
Executive Vice President and Chief Financial Officer
or
Eric Whaley, 901-320-8509
Investor Relations
www.bkitech.com